                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 1st day of December 1995, effective as of the 1st day of December 1995, by and between Citadel Computer Systems, Inc. (hereinafter referred to as "Employer" or "Citadel") a Delaware Corporation, having its principal place of business at 2950 North Loop West, Suite 1080, Houston, Texas 77092 and George Sharp ( hereinafter referred to as "Employee")


                                   RECITALS:

      1. Employer desires to employ Employee as its President and Chief Executive Officer.

      2.   Employee desires to be employed by Employer in such capacity.

      3. The parties to this Agreement wish to reduce to writing their prior oral understanding and agreement as to employment and compensation of Employee.

      NOW, THEREFORE, in consideration of the representations, warranties and mutual promises hereinafter set forth, it is agreed as follows:

      1.  Employment. Employer hereby employs Employee and Employee hereby
          ----------
accepts employment as President and Chief Executive Officer of the Employer in the Houston, Texas, office of Employer (or in such other position and/or locations as may be mutually agreed upon) upon the terms and conditions hereinafter set forth.

      2.  Term of Employment. Subject to the provisions for termination as
          ------------------
hereinafter provided, the term of this Agreement (the "Term") shall commence on the 1st day of December, 1995 and shall terminate on November 30, 2000. After November 30, 2000, the parties may extend this Agreement for additional periods of time and at such compensation as is mutually agreed upon by the parties from time to time upon the execution of a mutually agreed written Extension Agreement prior to the end of the Term or any extension thereof. Such additional extensions shall be valid until written notice of termination is delivered by either party thirty (30) days in advance of the termination date of this Agreement. If the parties to this Agreement fail to execute an Extension Agreement, unless otherwise terminated, this Agreement shall be automatically renewed for an additional twelve (12) month period from the expiration of the Term, or from the end of any period covered by any subsequently executed extension, under the same terms and conditions applicable at the end of the Term, or as may be amended in writing, and shall automatically renew in such manner each year thereafter.

      3.  Duties. During the Employment Period the Employee agrees to serve as
          ------
President
and Chief Executive Officer of Citadel, except as may be modified by the written agreement of the parties hereto. In his capacity as President/CEO, Employee will have full control of, and be responsible for, the day to day operations of Citadel and will perform such duties and responsibilities for Citadel as may from time to time be assigned to him by the Board of Directors of Citadel. Employee shall have supervision and responsibility for all areas of Citadel, and shall report directly to the Chairman of the Board of Citadel. Employee shall have no responsibility for payroll nor for the filing of any payroll tax return, nor for payment of any tax of any kind that may be due or payable by Citadel or any of its divisions.

      4.  Covenant Not to Compete. Employee agrees that he will not, either
          -----------------------
directly or indirectly, carry on or engage in any business competing with the business conducted by Citadel during the initial term of this contract, and for a total of two (2) years following the later of the expiration of the initial term, or any extension of this contract. If Citadel terminates this contract prior to the expiration of the initial term, this covenant not to compete is of no effect, and Employee is no longer bound by this covenant.

      5.  Compensation. As compensation for all services rendered by Employee
          ------------
under this Agreement, Employer shall pay Employee as follows:

          (a) Base Salary. Employee shall receive a base salary of the following monthly amounts which shall be payable on the last business day of each month, beginning December 1, 1995:

      Period                                 Monthly Salary
      December 1, 1995- November 30, 1996           $12,500
      December 1, 1996- November 30, 1997           $13,750
      December 1, 1997- November 30, 1998           $15,125
      December 1, 1998- November 30, 1999           $16,637
      December 1, 1999- November 30, 2000           $18,300

          (b) Bonus. Employee may receive other bonuses or other extraordinary
              -----
          compensation as determined in the discretion of the Board of Directors of Employer. Such bonuses shall be paid at such times and in such amounts as the Board of Directors may determine.

          (c.) Withholding for Taxes. All payments under this Agreement shall be
               ---------------------
          subject to federal withholding and other applicable taxes.

      6.  Automobile Allowance. Citadel shall pay Employee an automobile
          --------------------
allowance of $950.00 per month, payable on the last business day of each month. Employee shall, at his own cost and expense, procure an automobile for use in Citadel's business. Employee shall further procure and maintain in force an automobile liability policy covering such automobile with Citadel as the named insured in the minimum amount of $1,000,000 for bodily injury or death in one accident, $1,000,000 for bodily injury or death to one person in one accident and $100,000 for property damage in one accident. Employee shall deliver to Citadel a true copy of such automobile liability insurance policy. Employee shall further, at his own cost and expenses, maintain such automobile in proper operating condition. In lieu of such allowance, Citadel may provide an automobile satisfactory to Employee and pay insurance and maintenance costs thereof; provided however, that if Employee has acquired an automobile for use in Citadel's business, Citadel may not substitute the provision of an automobile except upon twelve months' notice.


     7.   Employee Benefits.
          ------------------

          (a) In addition to any key man insurance maintained by Employer for its benefit, Employer shall use its best efforts to purchase and pay what the Board of Directors considers to be, in its sole discretion, a reasonable premium on a life insurance policy covering Employee in the amount of at least $1,000,000. Employee shall have the sole right to designate one or more beneficiaries under such policy. The current one-year term cost of such policy shall be included in Employee's income to the extent required by law

          (b) Employer shall continue the salary of Employee for the full term of this Agreement if Employee is not able to perform his duties as a result of personal injury, disability or illness. Employer shall use its best efforts to purchase and pay what the Board of Directors considers to be, in its sole discretion, a reasonable premium to maintain a disability income policy which shall commence payment of benefits to Employee beginning not later than the day that the term of this Agreement ends, at a rate equal to at least 60% of his compensation for the twelve month period immediately preceding the illness, injury or other event causing disability (including deferred or postponed payments). The cost of such insurance shall be included in the income of Employee.

          (c) Employer shall include Employee and his dependents under Employer's current major medical benefit plan at no cost to Employee.

          (d) Employee shall be entitled to participate in any employee benefit plans or agreements maintained or adopted in the future by Employer relating to retirement, health, disability, dental, group term life insurance, paid holidays, and other related benefits offered to employees generally by Employer.

      8.  Vacation. Employee shall be entitled each year to annual vacation,
          --------
personal and sick leave at the Employee's discretion.

      9.  Working Facilities. Employee shall be furnished with a private office
          ------------------
at Employer's principal executive office (at which he shall be stationed). Employee shall also be provided stenographic help and such other facilities and services, suitable to his position and adequate for the performance of his duties.

      10.  Business Expenses. Employer shall pay all costs and expenses incurred
           -----------------
by Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement. Such reimbursement will be made on or before the end of the first Pay Period following the date the expenses are submitted by Employee to Employer.

      11.  Termination of Employment. In consideration of certain intellectual
           -------------------------
property that Employee has provided to Employer in the past, all parties understand and specifically agree that THIS AGREEMENT CANNOT BE TERMINATED BY
                                       --------------------------------------
CITADEL DURING THE INITIAL FIVE (5) YEAR TERM, regardless of the reason for
- ---------------------------------------------
termination. However, if Citadel elects to terminate this contract for any reason during the initial five (5) year term, then the balance of the executive's base salary for the balance of the initial term, as provided for in this contract, is automatically accelerated and becomes immediately due and owing by Citadel to the executive within seven (7) days of notice of termination.

      12.  Severance Payments.
           ------------------

     (a) If Employee dies during the initial five (5) year term of this contract, then the balance of the executive's base salary for the balance of the initial term, as provided for in this contract, and the Override for the balance of the initial term will be payable to Employee's estate on a monthly basis in the same manner as if the Employee were employed by Citadel for the entire initial term.

     (b) In addition to the foregoing amounts, Employee shall be entitled upon termination of employment for whatever cause to any unpaid salary and bonus pay. Such amounts shall be paid in a lump sum within 30 days after the effective date of his termination of employment. Any options to purchase shares which would be exercisable during the Term of this Agreement or any extension thereof shall become fully exercisable upon the termination of this Agreement.

      13.  Waiver of Breach. The waiver by Employer of a breach of any provision
           ----------------
of this Agreement by Employee shall not operate or be construed as a wavier of any subsequent breach by Employee.

      14.  Legal Construction and Severability. If any one or more of the
           -----------------------------------
provisions contained in this Agreement shall for any reason be held invalid, illegal, unenforceable in any respect, under present or future law, such provision shall be fully severable and such invalid, illegal, or unenforceable provision shall not affect any other provision of this Agreement. In such event this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this

Agreement shall continue in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      15.  Assignment This Agreement is a personal services contract and is not
           ----------
assignable by Employee. This Agreement is not assignable by Employer except with the consent of Employee and then only to a partnership, corporation, or other entity which shall purchase substantially all of its assets or shall be its legal successor pursuant to any merger, consolidation, or other action permitted by law. Subject to the qualification in the preceding sentence, the rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

      16.  Governing Law: Venue. This Agreement shall be construed under and in
           --------- ----------
accordance with the laws of the State of Texas. In the event that any legal proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in courts sitting in the State of Texas.

      17.  Attorneys' Fees and Costs. If any action at law or in equity is
           -------------------------
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

      18.  Notices. All notices shall be in writing and shall have been duly
           -------
given if delivered by hand or mailed, certified or registered mail, return receipt requested to the following address or to such other address as either party may designate by like notice:

If to Employee:

          George Sharp
          Citadel Computer Systems, Inc.
          2950 N. Loop West #l080
          Houston, Texas 77092


If to Employer:

          Gilbert Gertner
          Citadel Computer Systems, Inc.
          2950 N. Loop West #1080
          Houston, Texas 77092


      19.  Entire Agreement. This Agreement constitutes the sole and only
           ----------------
agreement of the
parties hereto and supersedes any prior understanding or written or oral agreement between the parties respecting the within subject matter. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties hereto.

Citadel has caused this Agreement to be executed by its authorized officer and the Employee has signed this Agreement.



CITADEL:

                               /s/ Gilbert Gertner
                               -----------------------------------
                               Gilbert Gertner
                               Citadel Computer Systems, Inc.



EMPLOYEE:

                               /s/  George Sharp
                               -----------------------------------
                               George Sharp